EXHIBIT 99.2

----- Original Message -----
From: SIGNSVDC@aol.com
To: Matthew Shankle
Cc: SIGNSVDC@aol.com
Sent: Tue Jan 22 22:34:59 2008
Subject: correction of SEC filing

Matt, I intentionally left my concerns over management out of my resignation letter as per my attorneys advice. However since you've mislead the public by stating I did not express any disagreement with the Company on any matter relating to the CompanyR17;s operations, policies or practices.
Departure of Directors or Principal Officers;

I have to object, As you are aware I have expressed my concerns on several issues in emails as well as in conversations going back over 2 years, publish that

Election of Directors; Appointment of Principal Officers (B)           On
January 10, 2008, John Temple resigned from the Board of Directors of the Company effective immediately.  On January 11, 2008, the remaining members of the Board of Directors, acting by unanimous consent, accepted Mr. TempleR17;s resignation and removed him as Vice PresidentR12;Technical Sales of the Company.  The Company believes that Mr. Temple resigned from the Board because his employment agreement with the Company expired according to its terms on December 31, 2007, and the Company had declined to exercise its option to extend his employment for an additional six (6) months under that agreement.
Mr. Temple did not express any disagreement with the Company on any matter relating to the CompanyR17;s operations, policies or practices.